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                                                                       EXHIBIT 8





December 15, 2003



Consumers Energy Company
One Energy Plaza
Jackson, Michigan  49201

Ladies and Gentlemen:

         Reference is made to the prospectus, (the "Prospectus"), which constitutes part of the registration statement on Form S-4 (the "Registration Statement"), to be filed by Consumers Energy Company with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, for the registration of its 4.25% First Mortgage Bonds due 2008, Series C; 5.375% First Mortgage Bonds due 2013, Series D; 4.00% First Mortgage Bonds due 2010, Series F; 4.80% First Mortgage Bonds due 2009, Series H; and 6.00% First Mortgage Bonds due 2014, Series J (collectively the "Exchange Notes").

         I am of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax consideration that may be relevant to the prospective holders of the Exchange Notes.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Jay M. Silverman
                                       --------------------
                                       Jay M. Silverman
                                       Director of Tax Planning and
                                       Assistant Tax Counsel